UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2022
DOLLAR TREE, INC.
(Exact name of registrant as specified in its charter)

Virginia	0-25464	26-2018846
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Volvo Parkway
Chesapeake,	Virginia	23320
(Address of principal executive offices)		(Zip Code)

(757) 321-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	DLTR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2022, Dollar Tree, Inc. (the “Company”) announced the appointment of Michael C. Creedon, Jr., age 46, as Chief Operating Officer of the Company, effective October 3, 2022.

Mr. Creedon most recently served as Executive Vice President, U.S. Stores of Advance Auto Parts, Inc. (“Advance”), a leading automotive aftermarket parts provider in North America, from March 2021 to September 2022, and as President, U.S. Stores of Advance from May 2020 to March 2021. Mr. Creedon also served as President, North Division of Advance from February 2017 to May 2020. Mr. Creedon holds a bachelor’s degree from Middlebury College and earned a certificate in Finance from the University of Chicago Graduate School of Business.

Mr. Creedon will receive an annual base salary of $850,000, subject to annual adjustment. Mr. Creedon will also be eligible for an annual cash incentive bonus under the Company’s management incentive compensation plan, based on performance criteria established by the Compensation Committee of the Company’s Board of Directors. Mr. Creedon’s target annual cash incentive bonus is 100% of his base salary. For fiscal 2022, the amount paid to Mr. Creedon will be prorated based on the length of his service during the fiscal year. Beginning in fiscal 2023, Mr. Creedon will also be eligible to receive an annual long-term equity incentive award with a target value of $2,300,000 based on performance criteria established by the Compensation Committee.

Mr. Creedon will also receive a cash signing bonus of $500,000, payable in two installments of $250,000 following the six-month and one-year anniversaries of Mr. Creedon’s employment date. In the event that Mr. Creedon’s employment with the Company terminates during the two-year period following the payment of a signing bonus installment, the Company will be entitled to recover all or a portion of the signing bonus, depending on the timing of Mr. Creedon’s departure. Mr. Creedon will also receive an initial sign-on equity grant valued at $1,200,000, with one-third of the award vesting on each anniversary of the date of grant conditioned on his continued employment through the respective grant dates. Mr. Creedon will also be eligible to participate in all employee benefit plans and programs generally available to the Company’s associates and officers, including the Company’s medical plans, deferred compensation plan, and the 401(k) plan. Until he is eligible for the Company’s benefit plans, Mr. Creedon will receive reimbursement of a portion of his monthly health plan premium expenses up to a maximum of $2,000 per month. Mr. Creedon will also be eligible to receive certain relocation benefits from the Company.

Mr. Creedon does not have an employment contract with the Company, and his employment will be on an at-will basis. In connection with his employment, Mr. Creedon and the Company will enter into an executive agreement containing certain restrictive covenants and providing for salary continuation benefits payable upon certain terminations of Mr. Creedon’s employment with the Company, and will enter into a retention agreement providing a severance payment to Mr. Creedon under certain circumstances in the event of a termination of employment following a change in control of the Company. Mr. Creedon and the Company will also enter into the Company’s standard indemnity agreement for directors and officers.

There are no transactions between Mr. Creedon or any member of his immediate family and the Company, or any of its subsidiaries, that would be reportable as a related party transaction under the rules of the Securities and Exchange Commission. In addition, there are no family relationships between Mr. Creedon and any current director or executive officer of the Company.

Item 7.01. Regulation FD Disclosure.

On September 26, 2022, the Company issued a press release announcing the appointment of Michael C. Creedon, Jr. as Chief Operating Officer of the Company. A copy of the press release is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this item, including that incorporated by reference, is being furnished to the Securities and Exchange Commission. Such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

99.1     Press release, dated September 26, 2022, issued by Dollar Tree, Inc.

104     The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLAR TREE, INC.

Date: September 26, 2022	By:	/s/ Michael A. Witynski
Michael A. Witynski
President and Chief Executive Officer